EXHIBIT 10.32

OFFICE BUILDING LEASE

Carlsbad Gateway Center
LANDLORD

SOUTHWEST COMMUNITY BANK, INC.
TENANT

JUNE, 2004

OFFICE BUILDING LEASE

Table of Contents

1	PARTIES	1
2	PREMISES	1
3	TERM	1
4	POSSESSION	1
5	BASIC RENT	2
6	SECURITY DEPOSIT	2
7	OPERATING EXPENSE ADJUSTMENTS	2
8	ELECTRICITY EXPENSES	4
9	USE	5
10	SIGNAGE	5
11	COMPLIANCE WITH LAW	5
12	ALTERATIONS AND ADDITIONS	5
13	REPAIRS	5
14	LIENS	6
15	ASSIGNMENT AND SUBLETTING	6
16	HOLD HARMLESS	6
17	SUBROGATION	6
18	LIABILITY INSURANCE	7
19	SERVICES AND UTILITIES	7
20	PROPERTY TAXES	7
21	RULES AND REGULATIONS	7
22	HOLDING OVER	7
23	ENTRY BY LANDLORD	7
24	RECONSTRUCTION	8
25	DEFAULT	8
26	REMEDIES IN DEFAULT	8
27	EMINENT DOMAIN	9
28	OFFSET STATEMENT	9
29	PARKING	9
30	AUTHORITY OF PARTIES	9
31	GENERAL PROVISIONS	10
32	BROKERS	11
33	CONDITION OF PREMISES	11
34	AFTER HOURS USE	11
35	INCORPORATION OF EXHIBITS/ADDENDA	12

EXHIBIT A: PREMISES FLOOR PLAN (not included)
EXHIBIT B: RULES AND REGULATIONS (not included)
EXHIBIT C: PARKING RULES AND REGULATIONS (non included)
EXHIBIT D: SIGN CRITERIA (not included)

OFFICE BUILDING LEASE

1. PARTIES. This Lease, dated for reference purposes only as of May 21, 2004, is made by and between, Carlsbad Gateway Center, LLC, a California Limited Liability Company (“Landlord”) and Southwest Community Bank, Inc , a California Banking Corporation (“Tenant”).

2. PREMISES. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord that certain office space known as 5650 El Camino Real, Suite 130 (the “Premises”) indicated on Exhibit “A” attached hereto and made a part hereof, containing a rentable area of approximately Three Thousand Two Hundred Sixty (3,260) rentable square feet. The Premises shall include any furniture, fixtures and equipment which is presently located within the Premises. The rentable area consists of the usable area (totaling 2,898 usable square feet) of the Premises determined in accordance with “BOMA” standards, plus a pro rata share of the common areas. The Premises constitutes Six point Fifty-One percent (6 51%) of the Building (total building area is 50,071 rentable square feet) located at 5650 El Camino Real (the “Building”). The “Base Year” for purposes of Article 7 (OPERATING EXPENSE ADJUSTMENTS) shall be the calendar year 2005. This Lease is subject to the terms, covenants and conditions herein set forth and Tenant covenants, as a material part of the consideration for this Lease, to keep and perform each and all of said terms, covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of said performance.

3. TERM. The Term of this Lease shall be for Sixty-two (62) months, commencing as of the date when the Landlord has substantially completed improvements to the Premises, expected to be August 1, 2004. Landlord shall notify Tenant of the date when the Premises is available for move in, such notice shall constitute the date of lease commencement (the “Commencement Date”). Tenant shall have access to the Premises prior to delivery for the purpose of installing Tenant’s phone and computer cabling.

     (a) Extension Option. Provided that Tenant is not in default of any monetary or material non-monetary provision of this Lease at the time of exercise of an option to extend provided herein or at any time thereafter prior to the commencement of the applicable “Option Term” (as hereinafter defined), Tenant shall have the option to extend the Term of this Lease for two (2) additional terms of Sixty (60) months, such period being referred to herein as an “Option Term”, only by giving Landlord written notice at least two hundred seventy (270) days before the expiration of the then applicable Term. All of the terms, covenants, conditions, provisions and agreements applicable to the initial Term shall be applicable to the Option Term, except that the Basic Rent payable during the Option Term shall be equal to the fair market rental rate or rates for comparable buildings (considering size, age, quality, utility, location, access, improvements and amenities) located within the general geographic location of the Project, as reasonably determined by Landlord. In determining the fair market rental rate, Landlord shall take into account recent leases within the Building. Landlord shall, upon receipt of Tenant’s notice provided for above and at least four (4) months prior to the expiration of the original Term, notify Tenant in writing of its determination of the fair market rental rate or rates and the Basic Rent for the Option Term. Within ten (10) days after such notice is given, Tenant may elect in written notice to Landlord either to (i) accept such Basic Rent for the Option Term as determined by Landlord, or (ii) terminate this Lease as of the expiration of the original Term, or (iii) provide Landlord with Notice that it elects to appoint an independent licensed appraiser to conduct an independent evaluation of the fair market rental rate for comparable offices. Tenant shall have thirty (30) days to complete the appraisal. Tenant shall then Notify Landlord of its intent to accept Landlord’s determination of fair market rent or object to the Landlord’s determination thereof. If the difference between the Landlord’s determination is less than 5%, then Landlord’s determination of fair market rental rate shall be the rate used during the Option Term. However, if the difference between Landlord’s estimate of fair market rental rate and that made by the appraiser is 5% or greater, then Landlord may (i) accept the appraiser’s determination of fair market rent rate, or (ii) appoint a second independent licensed appraiser to reconcile the two opinions of value, which reconciliation shall be completed within Thirty (30) days, and the reconciled amount shall be the fair market rental rate. Tenant’s failure to make a written elections strictly in accordance with the preceding sentences shall be deemed to be an acceptance of the Basic Rent as determined by Landlord. Time is of the essence with respect to Tenant’s exercise of the option to extend the Term of this Lease provided herein. The option to extend the Term pursuant hereto by the Option Terms shall be personal to the original Tenant signatory to this Lease and shall not be exercisable by or for the benefit of any assignee or subtenant of Tenant other than an assignee in connection with a permitted assignment: pursuant to Article 15 below. All references in this Lease.

4. POSSESSION. If Landlord, for any reason whatsoever, cannot deliver possession of said Premises to Tenant at the commencement of the term hereof, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom, nor shall the expiration date of the above term be in any way extended, but in that event all rent shall be abated during the period between the commencement of said term and the time when Landlord delivers possession.

5. BASIC RENT. Tenant shall pay to Landlord, without prior notice or demand, on or before the first day of the month during the term, “Basic Rent” according to the following rent schedule:

			Dollars Per
	Monthly	Annual	Rentable S.F.
Period	Basic Rent	Basic Rent	Per Month
Month 1	$5,053.00	—	$1.55
Months 2-3	Free of Base Rent
Months 4-12	$5,053.00	$45,477.00	$1.55
Months 13-24	$5,248.60	$62,983.20	$1.61
Months 25-36	$5,476.80	$65,721.60	$1.68
Months 37-48	$5,672.40	$68,068.80	$1.74
Months 49-62	$5,900.60	$70,807.20	$1.81

Basic Rent for any period during the term hereof which is for less than one (1) month shall be a prorated portion of the monthly installment herein, based upon a thirty (30) day month Said basic rent shall be paid to Landlord, without deduction or offset, in lawful money of the United States of America, which shall be legal tender at the time of payment at the Office of the Building, or to such other person or at such other place as Landlord may from time to time designate in writing.

6. Security Deposit Upon execution of this Lease, Tenant shall deposit with Landlord a Security Deposit in the amount of zero dollars and 00/100 ($0.00). Landlord and Tenant agree that such amount shall remain on deposit with Landlord. Said sum shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the term hereof. If Tenant defaults with respect to any provision of this Lease, including, but not limited to the provisions relating to the payment of rent, Landlord may (but shall not be required to) use, apply or retain all or any part of this security deposit for the payment of any rent or any other sum in default, or for the payment of any amount which Landlord may spend or become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default. If any portion of said deposit is so used or applied, Tenant shall within five (5) days after written demand therefore deposit cash with Landlord in an amount sufficient to restore the security deposit to-its original amount and Tenant’s failure to do so shall be a material breach of this Lease. Landlord shall not be required to keep this security deposit separate from its general funds, and Tenant shall not be entitled to interest on such deposit. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it the security deposit or any balance thereof shall be returned to Tenant (or at Landlord’s option, to the last assignee of Tenant’s interest hereunder) at the expiration of the Lease term. In the event of termination of Landlord’s interest in this Lease, Landlord shall transfer said deposit to Landlord’s successor in interest.

7. OPERATING EXPENSE ADJUSTMENTS — ADDITIONAL RENT. Tenant shall pay in addition to the Basic Rent as Additional Rent its pro rata share (the same percentage as set forth in Article 2 hereinabove) of any increase in real estate taxes and/or operating and maintenance expenses relating to the land and Building in which the Premises constitute a part as follows:

(a)	The rent adjustment shall include the amount by which real estate axes are increased for any tax year subsequent to the Base Year of the term; provided, however if the increase is a result of a reappraisal occasioned by the initial completion of construction of the Building and other improvements of which the Premises are a part, such increase shall be added to the Base Year real estate taxes for comparison purposes as set out in Article 7.d. hereinbelow.

(b)	The rent adjustment shall include the amount by which direct and indirect costs of operation and maintenance are increased for any fiscal year subsequent to the Base Year of the term.

(c)	The term “Common Area”, as used in this Lease, shall mean all areas within the exterior boundaries of the Premises, including the parking areas now or later made available for the general use of Landlord and other persons entitled to occupy the Building.

The use and occupancy by Tenant of the Premises shall include the non-exclusive use of the Common Area (except those portions of the Common Area on which have been constructed or placed permanent or temporary kiosks, displays, carts and stands and except areas used in the maintenance or operation of the Project) in common with Landlord and the other tenants of the Building and their customers and invitees.

Landlord shall have the sole and exclusive control of the Common Area, and the right to make changes to the Common Area. Landlord’s rights shall include, but not be limited to,

the right to (a) restrain the use of the Common Area by unauthorized persons; (b) utilize from time to time any portion of the Common Area for promotional, entertainment and related matters; (c) place permanent or temporary kiosks, displays, carts and stands in the Common Area and to lease same to tenants; provided, however, no such items will be placed in a manner which will materially interfere with “Tenant’s ability to operate its business from the Premises, materially impair ingress, egress or other access to or from the Premises, or materially impair the visibility of the Premises; (d) temporarily close any portion of the Common Area for repairs, improvements or Alterations, to discourage noncustomer use, to prevent dedication or an easement by prescription or for any other reason deemed sufficient in Landlord’s reasonable judgment; and (e) renovate, upgrade or change the shape and size of the Common Area or add, eliminate or change the location of improvements to the Common Area including, without limitation, buildings, parking areas, roadways and curb cuts, and to construct buildings on the Common Area.

(c)	“Operating Expenses" as used herein means all direct and indirect costs of operating, maintaining, repairing and replacing of the Building and common areas and shall include by way of illustration only: Taxes (whether assessed against Landlord or assessed against Tenant and collected by Landlord, or both); water and sewer charges; insurance premiums; utilities and janitorial service; labor; direct on-site maintenance and operations labor; management fee and other management costs not to exceed five percent (5%) of gross rental for all tenant suites; maintenance of air conditioning and heating equipment for all tenant suites and all common areas; maintenance of any elevators; supplies; materials: equipment; any maintenance costs within any tenant’s premises not required to be maintained directly by the tenant; and repair, replacement and upkeep of all parking, landscaping and common areas (all of the foregoing collectively referred to herein as “Operating Expenses”). Operating Expenses shall not include management related expenses such as office, bookkeeping and phone expenses (as these expenses are included in the management fee), nor shall such expenses include depreciation on the Building or equipment therein, loan payments, executive salaries or real estate commissions, or capital expenditures (as defined by Generally Accepted Accounting Principals).

(d)	In determining the amount of Operating Expenses for any calendar year during the Term, including the Base Operating Year, if less than ninety-five percent (95%) of the rentable area of the Building shall have been occupied by tenant(s) at any time during any such calendar year.Operating Expenses shall be determined for such calendar year to be an amount equal to the expenses which would normally be expected to be incurred had such occupancy been ninety-five percent (95%) throughout such calendar year.

(e)	An Operating Expense Adjustment shall be made by the Landlord as soon as possible after the first day of January each year following the “Base Year” Landlord shall endeavor to give Tenant on or before the first day of March of each year an estimate of the Operating Expense Adjustment for the following fiscal year but failure by Landlord to give such estimate by said date shall not constitute a waiver by Landlord of its right to require the increase in rent caused by the Operating Expense Adjustment.Upon receipt of the estimate, Tenant shall pay in full the total amount of increase due for the prior year (less any estimated payments).In addition, for the then current year, the estimated amount of any such increase for said current year shall be divided into twelve (12) equal monthly installments and Tenant shall pay to Landlord, concurrently with the regular monthly rent payment next due following the receipt of such statement, an amount equal to one (1) monthly installment of such excess expenses multiplied by the number of months from the commencement of the fiscal year in which said statement is submitted to the month of such payment, both months inclusive Subsequent installments shall be payable concurrently with regular monthly rent payments for the balance of that fiscal year and shall continue until that fiscal year’s statement is rendered.If in any fiscal year the Tenant’s share of Operating Expenses is less than the preceding year then upon receipt of Landlord’s statement, any overpayment made by Tenant on the monthly installment basis provided above shall be credited towards the next month’s rent falling due. Even though the term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s share of Operating Expenses for the year in which the Lease terminates, Tenant shall immediately pay any increase due over the estimated costs paid and conversely any overpayment made in the event said costs decrease shall be immediately rebated by Landlord to Tenant.

(f)	Landlord shall pay all janitorial and electrical charges subject to any attached schedule and Building Rules and Regulations.

(g)	For the purpose of this Lease, any charges for Operating Expense Adjustments herein are collectively considered as “Additional Rent.”

(h)	Notwithstanding anything contained in this Article, the rent payable by Tenant shall in no event be less than the rent specified in Article 5.

8.    ELECTRICITY EXPENSES-ADDITIONAL RENT

(a) Landlord shall redistribute or make available within the Premises electrical energy to or for the use of Tenant in the Premises for the operation of the lighting fixtures and the electrical receptacles installed in the Premises and for the operation of any other electrical equipment within the Premises approved by Landlord. Tenant shall pay Landlord as Additional Rent, an “Electricity Payment” equal to Tenant’s Pro Rata Share of the cost of the electrical energy consumed in the Office Building (the “Electricity Expense”), calculated at the then applicable rate prescribed by the public utility company serving the Office Building, plus any taxes or other charges in connection therewith.If any tax shall be imposed upon Landlord’s receipts from the sale or resale of electrical energy to the tenants in the Office Building, Tenant’s Pro Rata Share thereof shall be passed on to, included in the bill of, and paid by Tenant if and to the extent permitted by law.If either the supply or character of electrical service is changed by the public utility or other company supplying electrical service to the Office Building for any reason whatsoever or is no longer suitable for Tenant’s requirements, no such change or unsuitability shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Base Rent or Additional Rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord, or its agents, by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise.

(b) Tenant agrees to pay monthly, as Additional Rent, one-twelfth (1/12) of Landlord’s estimate of Tenant’s Electricity Payment for the then current calendar year.Landlord will give Tenant written notice from time to time of such estimated amounts, and Tenant shall pay such amounts monthly to Landlord in the same manner and at the same time as Base Rent.As soon as is reasonably practicable following the end of the calendar year, Landlord will submit to Tenant a statement showing in reasonable detail Electricity Expenses on a per rentable square foot basis for the preceding calendar year along with a reconciliation of estimated payments made by Tenant as compared to Tenant’s actual Electricity Payment for such calendar year (each, an “Electricity Statement”).Within thirty (30) days after receipt of an Electricity Statement, Tenant shall pay to Landlord any additional amounts owed to Landlord as shown on the Electricity Statement.Any payments due under this Section shall be prorated for any partial calendar year occurring during the Term.Tenant’s obligation to pay any amounts due under this Section shall survive the Expiration Date or earlier termination of this Lease.Any over payment made by Tenant on the monthly installment basis provided above shall be credited towards the next month’s rent coming due.

     (c) Any additional feeders or risers which are required to supply any additional electrical requirements which Tenant may have, and all other equipment proper and necessary in connection with such feeders or risers, shall be installed by Landlord upon Tenant’s request, at the sole cost and expense of Tenant, provided that, in Landlord’s reasonable judgment, such additional feeders or risers are necessary and are permissible under applicable laws and insurance regulations and the installation of such feeders or risers will not cause permanent damage or injury to the Office Building or the Premises or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations or interfere with or disturb other tenants or occupants of the Office Building .At no time shall the use of electrical energy in the Premises exceed the capacity of the existing feeders or wiring installations then serving the Premises.Tenant shall not make or perform, or permit the making or performance of, any alterations to wiring installations or other electrical facilities in or serving the Premises without the prior consent of Landlord in each instance.Any such alterations, additions or consent by Landlord shall be subject to the provisions of this Lease If Landlord shall grant its consent, all additional feeders, risers or other equipment required therefor shall be installed by Landlord and the cost thereof shall be paid by Tenant, as Additional Rent, within ten (10) days after the rendition of a bill therefor.

     (d) Landlord reserves the right to discontinue furnishing electricity to Tenant in the Premises on not less than sixty (60) days notice to Tenant.If Landlord exercises such right to discontinue, or is compelled to discontinue furnishing electricity to Tenant, this Lease shall continue in full force and effect and shall be unaffected thereby, except only that from and after the effective date of such discontinuance, Landlord shall not be obligated to furnish electricity to Tenant and Tenant shall not be obligated to pay Landlord as additional rent for any such electricity.If Landlord so discontinues furnishing electricity to Tenant, Tenant shall arrange to obtain electricity directly from the public utility or other company servicing the Building.Such electricity may be furnished to Tenant by means of the then existing electrical facilities serving the Premises to the extent that the same are available, suitable and safe for such purposes.All meters and all additional panel boards, feeders, risers, wiring, and other conductors and equipment which may be required to obtain electricity, of substantially the same quantity, quality and character, shall be installed by Landlord at Landlord’s sole cost and expense.Landlord shall not voluntarily discontinue furnishing electricity to Tenant until Tenant is able to receive electricity directly from the public utility or other company serving the Building.

(e) Landlord shall not be liable to Tenant in any way for any interruption, curtailment by reason of any requirement, act or omission of Landlord or of any public utility or other company servicing the Building with electricity or for any other reason except Landlord’s negligence or willful misconduct.

(f)	Upon reasonable prior notice, during business hours, and not more than once every six (6) months during the Term, Tenant shall have the right to audit Landlord’s electricity expenses.

9.	USE. Tenant shall use the Premises for a bank location and shall not use or permit the Premises to be used for any other purpose without the prior written consent of Landlord Tenant shall not do or permit anything to be done in or about the Premises nor bring or keep anything therein which will in any way increase the existing rate of or affect any fire or other insurance upon the Building or any of its contents, or cause cancellation of any insurance policy covering said Building or any part thereof or any of its contents.Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building or injure or annoy them or use or allow the Premises to be used for any improper immoral, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises.Tenant shall not commit or suffer to be committed any waste in or upon the Premises.

10.	SIGNAGE. Landlord, at Landlord’s sole cost and expense, shall provide lobby directory signage and suite entry signage.Tenant, at Tenant’s sole cost and expense shall have the right to building top signage facing El Camino Real.All signage shall be subject to all restrictions set forth by the City of Carlsbad sign ordinance, Landlord’s sign criteria, Exhibit “D”, and Architectural review.

11.	COMPLIANCE WITH LAW. Tenant shall not use the Premises or permit anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or governmental rule or regulation now in force or which may hereafter be enacted or promulgated Tenant shall, at its sole cost and expense, promptly comply with all laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereafter be in force, and with the requirements of any board of fire insurance underwriters or other similar bodies now or hereafter constituted, relating to, or affecting the condition, use or occupancy of the Premises, excluding structural changes not related to or affected by Tenant’s improvements or acts.The judgment of any cou[r]t of competent jurisdiction or the admission of Tenant in any action against Tenant, whether Landlord be a party thereto or not, that Tenant has violated any law, statute, ordinance or governmental rule, regulation or requirements, shall be conclusive of that fact as between the Land lord and ‘Tenant.

12.	ALTERATIONS AND ADDITIONS. Tenant shall not make or suffer to be made any alterations, additions or improvements to or of the Premises or any part thereof without the written consent of Landlord first had and obtained, which consent shall not be unreasonably withheld or delayed, and any alterations, additions or improvements to or of said Premises, including, but not limited to, wall covering, paneling and built-in cabinet work, but excepting movable furniture and trade fixtures, shall on the expiration of the term become a part of the realty and belong to Landlord and shall be surrendered with the Premises.In the event Landlo[r]d consents to the making of any alterations, additions or improvements to the Premises by Tenant, the same shall be made by Tenant at Tenant’s sole cost and expense, and any contractor or person selected by Tenant to make the same must first be approved of in writing by the Landlord, which consent shall not be unreasonably withheld.Upon the expiration or sooner termination of the term hereof, Tenant shall, upon written demand by Landlord, given at least thirty (30) days prior to the end of the term at Tenant’s sole cost and expense, forthwith and with all due diligence remove any alterations, additions, or improvements made by Tenant, designated by Landlord to be removed, and Tenant shall, forthwith and with all due diligence at its sole cost and expense, repair any damage to the Premises caused by such removal.

13.	REPAIRS

(a)	By taking possession of the Premises, Tenant shall be deemed to have accepted the Premises as being in good, sanitary order condition and repair.Tenant shall, at Tenant’s sole cost and expense, keep the Premises and every part thereof in good condition and repair damage thereto from causes beyond the reasonable control of Tenant and ordinary wear and tear excepted.Tenant shall upon the expiration or sooner termination of this Lease surrender the Premises to Landlord in good condition, ordinary wear and tear and damage from causes beyond the reasonable control of Tenant excepted Except as specifically provided in an addendum to this Lease, if any, Landlord shall have no obligation whatsoever to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof and the parties hereto affirm that Landlord has made no representations to Tenant respecting the condition of the Premises or the Building except as specifically herein set forth.

(b)	Notwithstanding the provisions of Article l2 a.herein above, Landlord shall repair and maintain the structural portions of the Building, including the basic plumbing, air conditioning, heating, and electrical systems, installed or furnished by Landlord, unless such maintenance and repairs are caused in part or in whole by the act, neglect, fault or omission of any duty by Tenant, its agents, servants, employees or invitees, in which case Tenant shall pay to Landlord the reasonable cost of such maintenance and repairs. Landlord shall not be liable for any failure to make any such repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after written notice of the need of such repairs or maintenance is given to Landlord by Tenant.Except as provided in Article 23 hereof, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Building or the Premises or in or to fixtures, appurtenances and equipment therein.Tenant waives the right to make repairs at Landlord’s expense under any law, statute or ordinance now or hereafter in effect.Landlord shall maintain the building in a manner which is commensurate with other comparable buildings in the Carlsbad Palomar Airport Class “A” office market.

14.	LIENS. Tenant shall keep the Premises and the property in which the Premises are situated free from any liens arising out of any work performed, materials furnished or obligations incurred by Tenant Landlord may require, at Landlord’s sole option, that Tenant shall provide to Landlord, at Tenant’s sole cost and expense, a lien and completion bond in an amount equal to one and one-half (1 1/2) times any and all estimated cost of any improvements, additions, or alterations in the Premises, to insure Landlord against any liability for mechanics’ and materialmens’ liens and to insure completion of the work.

15.	ASSIGNMENT AND SUBLETTING. Tenant shall not either voluntarily or by operation of law, assign, transfer, mortgage, pledge, hypothecate or encumber this Lease or any interest herein and shall not sublet the Premises or any part thereof or any right or privilege appurtenant thereto, or suffer any other person (the employees, agents or servants and invitees of Tenant excepted) to occupy or use the said Premises, or any portion thereof, without the written consent of Landlord first had and obtained, which consent shall not be unreasonably withheld.A consent to one assignment, subletting, occupation or use by any other person shall not be deemed to be a consent to any subsequent assignment, subletting, occupation or use by another person.Any such assignment or subletting without such consent shall be void, and shall, at the option of Landlord, constitute a default under this Lease Written consent shall not be required where the assignment results from a sale or merger between Tenant and a third party of all or substantially all of Tenant’s business, which sale or merger is approved by a government regulatory agency, provided, however, that the third party seeking to purchase or merge with the “Tenant shall have a net worth equal to or greater than that of Tenant (the “Exempt ‘Transaction”).With respect to such Exempt Transaction, Tenant shall notify Landlord in writing in advance of the closing of the proposed sale or merger, and such notice shall include such financial statements reasonably necessary for Landlord to ascertain the financial position of the parties.

16.	HOLD HARMLESS. Tenant shall indemnify and hold harmless Landlord against and from any and all claims arising from Tenant’s use of the Premises for the conduct of its business or from any activity, work, or other thing done, permitted or suffered by Tenant in or about the Building, and shall further indemnify and hold harmless Landlord against and from any and all claims arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease, or arising from any act or negligence of Tenant, or any officer, agent, employee, guest, or invitee of Tenant, and from all and against all costs, attorneys’ fees, expenses and liabilities incurred in or about any such claim or any action or proceeding brought thereon. If in any case, action or proceeding shall be brought against Landlord by reason of any such claim, Tenant upon notice from Landlord shall defend the same at Tenant’s expense by counsel reasonably satisfactory to Landlord. Tenant as a material part of the consideration to Landlord hereby assumes all risk of damage to property or injury to persons, in, upon or about the Premises, from any cause other than Landlord’s negligence, and Tenant hereby waives all claims in respect thereof against Landlord.

Landlord or its agents shall not he liable for any damage to property entrusted to employees of the Building, nor for loss or damage to any property by theft or otherwise, nor for any injury to or damage to persons or property resulting from fire, explosion, falling plaster steam, gas, electricity, water or rain which may leak from any part of the Building or from the pipes, appliances or plumbing works therein or from the roof, street or subsurface or from any other place resulting from dampness or any other cause whatsoever unless caused by or due to the negligence of Landlord, its agents, servants or employees. Landlord or its agents shall not be liable for interference with the light or other incorporeal hereditaments, loss of business by Tenant, nor shall Landlord be liable for any latent defect in the Premises or in the Building.Tenant shall give prompt notice to Landlord in case of fire or accidents in the Premises or in the Building or of defects therein or in the fixtures or equipment.

17.	SUBROGATION. Landlord and Tenant hereby mutually waive their respective rights of recovery against each other for any loss insured by fire, extended coverage and other property insurance policies existing for the benefit of the respective parties.Each party shall obtain any special endorsements, if required by their insurer to evidence compliance with the aforementioned waiver

18.	LIABILITY INSURANCE. Tenant shall, at Tenant’s expense, obtain and keep in force during the term of this Lease a policy of comprehensive public liability insurance insuring Landlord and Tenant against any liability arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. The limit of said insurance shall not, however limit the liability of the Tenant hereunder. Tenant may carry said insurance under a blanket policy, providing, however, said insurance by Tenant shall have a Landlord’s protective liability endorsement attached thereto. If Tenant shall fail to procure and maintain said insurance, Landlord may, but shall not be required to, procure and maintain same, but at the expense of Tenant. Insurance required hereunder shall be in companies acceptable to Landlord Tenant shall deliver to Landlord prior to occupancy of the Premises copies of policies of liability insurance required herein or certificates evidencing the existence and amounts of such insurance with loss payable clauses satisfactory to Landlord No policy shall be cancelable or subject to reduction of coverage except after thirty (30) clays’ prior written notice to Landlord. The amount of liability insurance to be carried by Tenant shall be no less than $1,000,000 00. Tenant shall have Landlord named as an additional insured on the policy.

19.	SERVICES AND UTILITIES. Landlord shall maintain and keep lighted the common stairs, common entries, elevators (if any) and toilet rooms in the Building of which the Premises are a part. Landlord shall not be liable for and Tenant shall not be entitled to, any reduction of rent by reason of Landlord’s failure to furnish any of the foregoing when such failure is caused by accident, breakage, repairs, strikes, lockouts or other labor disturbances or labor disputes of any character or by any other cause, similar or dissimilar beyond the reasonable control of Landlord. Landlord shall not be liable under any circumstances for a loss of or injury to property however occurring through or in connection with or incidental to failure to furnish any of the foregoing.

20.	PROPERTY TAXES. Tenant shall pay, or cause to be paid, before delinquency, any and all taxes levied or assessed and which become payable during the term hereof upon all Tenant’s leasehold improvements, equipment, furniture, Fixtures and personal property located in the Premises; except that which has been paid for by Landlord, and is the standard of the Building. In the event any or all of the Tenant’s leasehold improvements, equipment, furniture, fixtures and personal property shall be assessed and taxed with the Building, Tenant shall pay to Landlord its share of such taxes within ten (10) days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of such taxes applicable to Tenant’s property.

21.	RULES AND REGULATIONS. Tenant shall faithfully observe and comply with the Rules and Regulations (Exhibit “B”) that Landlord shall from time to time promulgate. Landlord reserves the right from time to time to make all reasonable modifications to said rules which shall be binding upon Tenant upon delivery of a copy of them to Tenant. Landlord shall not be responsible to Tenant for the nonperformance of any of said rules by any other tenants or occupants.

22.	HOLDING OVER. If Tenant remains in possession of the Premises or any part thereof after the expiration of the term hereof, with the express written consent of Landlord, such occupancy shall be a tenancy from month-to-month. Any holding over by Tenant, with or without the consent of Landlord, shall be at a rental comprised of one hundred fifty percent (150%) of the amount of the last month’s basic rent together with all other charges payable hereunder including but not limited to the Operating Expense Adjustment, and upon all the terms hereof applicable to a month-to-month tenancy.

23.	ENTRY BY LANDLORD. Landlord reserves and shall at any and all times have the right to enter the Premises upon reasonable Notice taking into account the nature of Tenant’s banking business (except in the case of an emergency), to inspect the same, to supply any service to be provided by Landlord to Tenant hereunder, to submit said Premises to prospective purchasers or Tenants, to post notices of nonresponsibility, and to alter, improve or repair the Premises and any portion of the Building of which the Premises are a part that Landlord may deem necessary or desirable, without abatement of rent and may for that purpose erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed, always providing that the entrance to the Premises shall not be blocked thereby, and further providing that the business of Tenant shall not be interfered with unreasonably. Tenant hereby waives any claim for damages or for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors, in, upon and about the Premises, excluding Tenant’s vaults, safes and files, and Landlord shall have the right to use any and all means which Landlord may deem proper to open said doors in an emergency, in order to obtain entry to the Premises without liability to Tenant except for any failure to exercise due care for Tenant’s property. Any entry to the Premises obtained by Landlord by any of said means, or otherwise shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises or any portion thereof.

24.	RECONSTRUCTION. If the Premises or the Building of which the Premises are a part are damaged by fire or other perils covered by extended coverage insurance, Landlord agrees to forthwith repair the same; and this Lease shall remain in full force and effect, except that Tenant shall be entitled to a proportionate reduction of the rent while such repairs are being made, such proportionate reduction to be based upon the extent to which the making of such repairs shall materially interfere with the business carried on by the Tenant in the Premises. If the damage is due to the fault or neglect of Tenant or its employees, there shall be no abatement of rent. If the Premises or the Building of which the Premises are a part are damaged as a result of any cause other than the perils covered by fire and extended coverage insurance, then Landlord shall forthwith repair the same, provided the extent of the destruction is less than ten percent (10%) of the then full replacement cost of the Premises or the Building of which the Premises are a part. If the destruction of the Premises or the Building is to an extent greater than ten percent (10%) of the full replacement cost, then Landlord shall have the option; (a) to repair or restore such damage, this Lease continuing in full force and effect, but the rent to be proportionately reduced as hereinabove in this Article provided; or (b) give notice to Tenant at any time within sixty (60) days after such damage terminating this Lease as of the date specified in such notice, which date shall be no less than thirty (30) days and no more than sixty (60) days after the giving of such notice. In the event of giving such notice, this Lease shall expire and all interest of Tenant in the Premises shall terminate on the date so specified in such notice and the rent, reduced by a proportionate amount, based upon the extent, in ally, to which such damage materially interfered with the business carried on by the Tenant in the Premises, shall be paid up to the date of such termination.

Notwithstanding anything to the contrary contained in this Article, Landlord shall not have any obligation whatsoever to repair reconstruct or restore the Premises when the damage resulting from any casualty covered under this Article occurs during the last twelve (12) months of the term of this Lease or any extension thereof. Landlord shall not be required to repair any injury or damage by fire or other cause, or to make any repairs or replacements of any panels, decoration, office fixtures, railings, floor covering, partitions, or any other property installed in the Premises by Tenant. Tenant shall not be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises, Tenant’s personal property or any inconvenience or annoyance occasioned by such damage, repair reconstruction or restoration.

25.	DEFAULT. The occurrence of any one or more of the following events shall constitute a default and breach of this Lease by Tenant

(a)	The abandonment of the Premises by Tenant.

(b)	the failure by Tenant to make any payment of rent or any other payment required to be made by Tenant hereunder as and when due where such failure shall continue for a period of three (3) days after written notice thereof by Landlord to Tenant.

(c)	The failure by Tenant to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Tenant, other than described in Article 24 b above, where such failure shall continue for a period of thirty (30) days after written notice thereof by Landlord to Tenant; provided, however that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion.

(d)	The making by Tenant of any general assignment or general arrangement for the benefit of creditors; or the filing by or against Tenant of a petition to have Tenant adjudged bankrupt, or a petition or reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days); or the appointment of a trustee or a receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged in thirty (30) days.

26.	REMEDIES IN DEFAULT. In the event of any such material default or breach by Tenant, Landlord may at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of a right or remedy which Landlord may have by reason of such default or breach:

(a)	Terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default including, (i) the worth at the time of the award of all unpaid rent, including without limitation basic rent, and other charges including Operating Expense Adjustments which have been earned at the time of the termination; (ii) the worth at the time of the award of the amount by which the unpaid basic rent and other charges which would have been earned after termination until the time of the award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; (iii) the worth at the time of the award of the amount by which the unpaid basic rent and other charges which would have been paid for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, any cost or expenses incurred by Landlord in maintaining or preserving the Premises after such default, the cost of recovering possession of the Premises, expenses of reletting, including necessary repair or restoration of the Premises, Landlord’s reasonable attorneys’ fees incurred in connection therewith, and any real estate commissions. As used in subparts (i) and (ii) above, the “worth at the time of the award” is computed by allowing interest on unpaid amounts at ten percent (10%) per annum. As used in subpart (iii) above, the “worth at the time of the award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one percent (1%) per annum.

(b)	Maintain Tenant’s right to possession, in which case this Lease shall continue in effect whether or not Tenant shall have abandoned the Premises. In such event Landlord shall be entitled to enforce all of Landlord’s rights and remedies under this Lease, including the right to recover the rent as it becomes due hereunder.

(c)	Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decision of the State in which the Premises are located.

27.	EMINENT DOMAIN. If more than twenty-five (25%) percent of the Premises shall be taken or appropriated by any public or quasi-public authority under the power of eminent domain, either party hereto shall have the right, at Its option, to terminate this Lease, and Landlord shall be entitled to any and all income, rent, award, or any interest therein whatsoever which may be paid or made In connection with such public or quasi-public use or purpose, and Tenant shall have no claim against Landlord for the value of any unexpired term of this Lease. If either less than or more than twenty-five (25%) percent of the Premises is taken, and neither party elects to terminate as herein provided, the rent thereafter to be paid shall be equitably reduced. If any part of the Building other than the Premises may be so taken or appropriated, Landlord shall have the right at its option to terminate this Lease and shall be entitled to the entire award as above provided.

28.	OFFSET STATEMENT. Tenant shall at any time and from time to time upon not less than ten (10) days’ prior written notice from Landlord, on Landlord’s or lender’s form, execute, acknowledge and deliver to Landlord a statement in writing. (a) certifying that this Lease is unmodified and in full force and effect (or if modified, stating the nature of such modification and certifying that this Lease as so modified, is in full force and effect), and the date to which the rent and other charges and paid in advance, if any, and (b) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed. Any such statement may be relied upon by any prospective purchaser or encumbrance of all or any portion of the real property of which the Premises are a part.

29.	PARKING. Tenant shall have the right to use in common with other tenants or occupants of the Building the parking facilities of the Building, subject to the rules and regulations of Landlord for such parking facilities as attached hereto as Exhibit “C” which may be altered by Landlord at any time or from time to time during the term hereof. Landlord reserves the right to designate certain spaces for the exclusive use of certain tenants or entities.

30.	AUTHORITY OF PARTIES

(a)	Corporate Authority. If Tenant is a corporation, each individual executing this Lease on behalf of said corporation represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of said corporation, in accordance with a duly adopted resolution of the board of directors of said corporation or in accordance with the bylaws of said corporation, and that this Lease is binding upon said corporation in accordance with its terms.

(b)	Limitation On Liability. In consideration of the benefits accruing hereunder, Tenant on behalf of itself and all successors and assigns of Tenant covenants and agrees that, in the event of any actual or alleged failure, breach or default hereunder by Landlord: (a) Tenant’s recourse against Landlord for monetary damages will be limited to Landlord’s interest in the Building including, subject to the prior rights of any mortgagee, Landlord’s interest in the rents of the Building and any insurance proceeds payable to Landlord; (b) Except as may be necessary to secure jurisdiction of the partnership, no partner of Landlord shall be sued or named as a party in any suit or action and no service of process shall be made against any partner of Landlord; (c) No partner of Landlord shall be required to answer or otherwise plead to any service of process; (d) No judgment will be taken against any partner of Landlord and any judgment taken against any partner of Landlord may be vacated and set aside at any time after the fact; (e) No writ of execution will be levied against the assets of any partner of Landlord; (f) The obligations under this Lease do not constitute personal obligations of the individual partners, directors, officers or shareholders of Landlord, and Tenant shall not seek recourse against the individual partners, directors, officers or shareholders of Landlord or ally of their personal assets for satisfaction of any liability in respect to this Lease; and (g) These covenants and agreements are enforceable both by Landlord and also by any partner of Landlord.

31. GENERAL PROVISIONS.

(a)	Addenda, Exhibits and Riders. All addenda, exhibits and riders, if any, signed by Landlord and Tenant and endorsed on or affixed to this Lease are a part hereof.

(b)	Waiver. The waiver by Landlord of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition on any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of the Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of the acceptance of such rent.

(c)	Notices. All notices and demands which may or are to be required or permitted to be given by either party to the other hereunder shall be in writing. All notices and demands by Landlord to Tenant shall be sent by United States Mail, postage prepaid, addressed to Tenant at the Premises, or to such other place as Tenant may from time to time designate in a notice to Landlord. All notices and demands by Tenant to Landlord shall be sent by United States Mail, postage prepaid, addressed to Landlord at the Office of the Building, or to such other person or place as Landlord may from time to time designate in a notice to Tenant.

(d)	Joint Obligation. If more than one person executes this Lease on behalf of Tenant, the obligations hereunder imposed upon Tenant shall be imposed jointly and severally on such parties.

(e)	Marginal Headings. The marginal headings and Article titles to the Articles of this Lease are not a part of this Lease and shall have no effect upon the construction or Interpretation of any part hereof.

(f)	Time. Time is of the essence of this Lease and each and all of its provisions in which performance is a factor.

(g)	Recordation. Neither Landlord nor Tenant shall record this Lease or a short form memorandum hereof without the prior written consent of the other party.

(h)	Quiet Possession. Upon Tenant paying the rent reserved hereunder and observing and performing all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder Tenant shall have quiet possession of the Premises for the entire term hereof, subject to all the provisions of this Lease.

(i)	Late Charges. Tenant hereby acknowledges that late payment by Tenant to Landlord of rent or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Landlord by terms of any mortgage or trust deed covering the Premises. Accordingly, if any installment of rent or of a sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) days of when due that said amount is past due, then Tenant shall pay to Landlord a late charge equal to ten percent (10%) of such overdue amount The parties hereby agree that such late charge represents a fair and reasonable estimate of the cost that Landlord will incur by reason of the late payment by Tenant. Acceptance of any such late charge by the Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder.

(j)	Prior Agreements. This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease, and no prior agreements or understanding pertaining to any such matters shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement In writing signed by both parties hereto or their respective successors-in-interest. This Lease shall not be effective or binding on any party until fully executed by both parties hereto.

(k)	Inability to Perform. This Lease and the obligations of Tenant hereunder shall not be affected or impaired because Landlord is unable to fulfill any of its obligations hereunder or is delayed in doing so, if such inability or delay is caused by reason of strike, labor troubles, acts of God, or any other cause beyond the reasonable control of Landlord.

(l)	Attorneys’ Fees. In the event of any action or proceeding brought by either party against the other under this Lease the prevailing party shall be entitled to recover all costs and expenses including the fees of its attorneys in such action or proceeding in such amount as the court may adjudge reasonable as attorneys’ fees.

(m)	Sale of Premises by Landlord. In the event of any sale of the Building, Landlord shall be and is hereby entirely freed and relieved of all liability under any and all of its covenants and obligations contained in or derived from this Lease arising out of any act, occurrence or omission occurring after the consummation of such sale; and the purchaser at such sale or any subsequent sale of the Premises shall be deemed, without any further agreement between the parties or their successors-in-interest or between the parties and any such purchaser, to have assumed and agreed to carry out any and all of the covenants and obligations of Landlord under this Lease.

(n)	Subordination, Adornment. Upon request of Landlord, Tenant will in writing, and within ten (10) days of written notice, subordinate its rights hereunder to the lien of any mortgage, deed of trust to any bank, insurance company or other lending institution, now or hereafter in force against the land and Building of which the Premises are a part, and upon any buildings hereafter placed upon the land of which the Premises are a part, and to all advances made or hereafter to be made upon the security thereof. In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by the Landlord covering the Premises, Tenant shall attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the Landlord under this Lease. The provisions of this Article to the contrary notwithstanding, and so long as Tenant is not in default hereunder this Lease shall remain in full force and effect for the full term hereof.

(o)	Name. Tenant shall not use the name of the Building or of the development in which the Building is situated for any purpose other than as an address of the business to be conducted by the Tenant in the Premises.

(p)	Severability. Any provision of this Lease which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof and such other provision shall remain In full force and effect.

(q)	Cumulative Remedies. No reined), or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

(r)	Choice of Law. This Lease shall be governed by the laws of the State of California in which the Premises are located and any actions taken hereunder shall be filed in the County of San Diego.

(s)	Signs. Tenant shall not place any sign upon the Premises or Building or conduct any auction thereon without Landlord’s prior written consent. Landlord, at Landlord’s sole cost and expense, shall provide suite entry and directory signage.

32.	BROKERS. Tenant warrants that it has no dealings with any real estate broker or agents in connection with the negotiation of this Lease excepting only Grubb & Ellis|BRE Commercial and it knows of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Landlord shall be responsible for paying commissions to Grubb & Ellis/BRE.

33.	CONDITION OF THE PREMISES. Landlord at Landlord’s sole cost and expense shall provide new carpet and paint based upon a mutually agreed upon pattern and color from the Landlord’s building standard materials. Otherwise, the Landlord shall have no obligation to repair or improve the Premises.

34.	AFTER HOURS USE. The Building shall be fully operational from 7:00 a.m. to 6:00 p.m. Monday through Friday and 8:00 a.m. to 12:00 noon on Saturday, excluding holidays. During hours other than those set forth in the preceding sentence, the Building operating systems, i.e., HVAC and lighting shall be activated by a card-key system provided by the Landlord. Tenant shall pay the cost of such after hours use at utility rates charged by local public utilities plus any additional expense incurred by Landlord In providing such after hours use and in keeping account of the utilities so consumed. Following receipt of a statement from Landlord, Tenant shall pay to Landlord, concurrently with the regular monthly rent payment next due, the total amount due for after hours use of Building operating systems.

35.	INCORPORATION OF EXHIBITS/ADDENDA. The following Exhibits and/or Addenda are incorporated in this Lease by the Parties as though fully set forth herein:

Exhibit A: Premises Floor Plan

Exhibit B: Rules and Regulations

Exhibit C: Parking Rules and Regulations

Exhibit D: Sign Criteria

IN WITNESS WHEREOF, the parties have caused this Lease to be duly executed by their duly authorized representatives as of the date first written above.

LANDLORD:	TENANT:

Carlsbad Gateway Center, LLC	Southwest Community Bank
A California Limited Liability, Company	A California Banking Corporation

By: Cornish Family Trust 11/14/89. member	By: /s/ Frank J. Mercardante
By: /s/ Christine A. Cornish	Print Name: Frank J. Mercardante Its: CEO
Print Name: Christine A. Cornish	Date:6-8-04
Its: Trustee
Date: 6/9/04	By: /s/ Paul M. Weil
Print Name: Paul M. Weil
Its: Secretary
Date: 6-8-04